EXHIBIT 99.1

HEARTLAND INC. ANNOUNCES $1 Million Sales by Heartland Steel

Milestone achieved prior to completion and start-up of new warehousing and distribution center

Middleboro, Kentucky– August 28, 2009 -Heartland, Inc. (HTLJ: OTCBB) today announced that Heartland Steel, the company’s steel warehousing subsidiary, has achieved $1 million in sales.  The company noted that this milestone is especially notable because it was achieved prior to the completion or occupation of Heartland Steel’s new state-of-the-art warehousing and distribution facility and office space in Washington Court House, Ohio.

“We literally have hit the ground running,” said Randy W. Frevert, President, of Heartland Steel.  “Our customer and prospect list is growing daily, and we built a 500 ton inventory of steel at competitive prices.  In September, when our facility becomes fully operational, I would expect both the pace of our progress and the level of our performance to grow substantially.  We are in the right place at the right time with an exceptional team of people and intend to provide the best in service, support and quick response for the needs of our customers.”

"What Randy has achieved in such a short time is truly amazing,” said Terry Lee, chief executive officer of Heartland Inc. “Taken by itself, reaching one million dollars in sales in such a short period of time is a solid accomplishment.  To do so without a roof over ones head while overseeing the construction of a facility, planning the details of the infrastructure and hiring and organizing a professional staff is a testimony to his skill, talent and dedication.  He is truly the right person to lead Heartland Steel, and we view this important achievement as only the first of many in the quarters and years to come.”

About Heartland Inc.

Heartland, Inc. is a diversified company with businesses in steel warehousing and fabrication and petroleum retail and wholesale operations.  Mound Technologies is a full service structural and miscellaneous steel fabricator located in Springboro, Ohio. Lee Oil Company services and sells over 40 million gallons of petroleum product annually through a combination of retail and wholesale operations.   Heartland Steel, Inc. is a new venture which operates a structural steel service center in Washington Court House, Ohio.

Forward-Looking Statements
Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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   INVESTOR RELATIONS CONTACT
Paul G. Henning
Cameron Associates
212 554 5462
Paul@cameronassoc.com